AMENDMENT NO. 1
TO THE
EMPLOYMENT AGREEMENT
THIS AMENDMENT NO. 1 (“Amendment”) is made and entered into this 12th day of February 2018, between Infinity Property and Casualty Corporation, an Ohio corporation (the “Company”) and Robert H. Bateman (the “Executive”).
WHEREAS, the parties have previously entered into an Employment Agreement, dated October 19, 2015 (the “Agreement”); and

WHEREAS, the parties desire to amend certain terms and conditions of the Agreement.

NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

1.	Section 1.1 is hereby amended such that the Term of the Agreement shall expire on December 31, 2018.

2.	Article V, Miscellaneous, is hereby amended such that the following shall be inserted as a new Section 5.10:
Parachute Payment. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s benefits under this Agreement shall be either:
(a)    delivered in full, or

(b)    delivered as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, payments to Executive under this Agreement which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first, and other payments to Executive shall then be reduced in the following order: reduction of cash payments, cancellation of equity awards granted within the twelve (12) month period prior to a “change in control” (as determined under Section 280G of the Code) that are deemed to have been granted contingent upon the change in control (as determined under Section 280G of the Code), cancellation of accelerated vesting of equity awards, and reduction of employee benefits.

Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5.10 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section.

3.	The parties agree that, except as amended hereby, all of the other terms and conditions of the Agreement shall remain unchanged.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first written above.

Infinity Property And Casualty Corporation: By: /s/ Glen N. Godwin Name: Glen N. Godwin Title: Chief Executive Officer	Executive: /s/ Robert H. Bateman Robert H. Bateman

8133245.1

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